Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 13, 2023, with respect to the financial statements of American Gene Technologies International Inc. included in the Proxy Statement of 10X Capital Venture Acquisition Corp. III that is made a part of the Registration Statement (Form S-4) and Prospectus of 10X Capital Venture Acquisition Corp. III for the registration of 69,654,197 shares of its common stock and 15,576,490 warrants.

/s/ Ernst & Young LLP

Tysons, Virginia

November 13, 2023